MANAGEMENT DISCUSSION SECTION

Operator: Greetings ladies and gentlemen and welcome to the On2 Technologies Incorporated Investor Call. [Operator Instructions] Also this presentation may contain forward-looking statements regarding matters that involve risks and uncertainties including those relating to the company's ability to increase its business if success from commercial implementations of the company's technology. Actual results may differ material from those indicated by these forward-looking statements as a result of various important factors including but not limited to that the proposed transaction may not result in the development of combined products or increases in revenue that are anticipated. The risks that the integrations of the business may not occur without significant additional cost. More information about factors that could affect the company's operating results is included under the caption risk factors that may affect results of condition and results of operations in the company's annual report of Form 10-K and quarterly reports on Form 10-Q undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. On2 assumes no obligations to update such statements.

It is now my pleasure to introduce your host, Mr. Bill Joll, President and Chief Executive Officer of On2 Technologies Incorporated. Thank you, Mr. Joel. You may begin.

Bill Joll, President and Chief Executive Officer

Thanks, Ryan. Welcome to this investor call. What I wanted to do was to have an opportunity to discuss the Hantro transaction and actually give you an opportunity to ask relevant questions. Before I open up the call, I'd just wanted to kind of give a quick backdrop in terms of what our acquisition strategy is, what Hantro means to us and why we did this and then I'll open it up.

Basically when we're looking at acquisitions we're looking at an acquisition from a way of analyzing the acquisition is are we aiming for the acquisition to be an accretive acquisition meaning that the acquisition will actually increase our earnings per share and we'll look at the time frames for when this will be accretive, even though we would prefer them to be accretive in the year of acquisition in some cases they may be dilutive. We always weigh the strategy in looking at what is it going to cost us to do or acquire a particular technology if we were to develop it ourselves or buy it outside. In this case, we've chosen to buy technology and capabilities outside basically to jump-start some initiatives. It's exactly in line with where we're going in terms of our road map. What we were hearing from our customers was requiring us to actually accelerate bringing this capability in-house and we'll explain in a minute what I mean by what our customers were looking for and in general we'll always continue to keep our eyes open on attractive targets and we'll define our road map and seeing what it is we want to grow organically or through acquisitions. But in general we're looking for all level technologies that complement our products at the DRN [ph] stage, it could be our new codec, could be the graphics [ph] but we're really focused on adding capabilities to video codex and capabilities that we have in-house.

So specifically when we look at Hantro, what is Hantro, what do they do? Hantro is a designer of A-6 [ph] video codec. At the core Hantro is a video compression company that's focused on complications of video codec on mobile and embedded devices. Basically we've always focused on developing out hardware then secondware highphones [ph], initially focusing on PCs but as you've heard me say, we're going to follow the user-generated content across a different platform. So PCs to mobile devices have embedded and Hantro has always been focused on mobile handsets and consumer devices and one thing I wanted to clarify is some people might say Hantro is a hardware company but basically they develop our archie altos [ph] that allows them to implement codec at the base-pad level.

That is really the lowest level of sultan [ph]. So the reason these implementations are done at that level and just because semi-conductor companies, the big branch for example the Nokias, the Freescales and so forth; what they want to do is they want to move the video codec block into a hardware implementation and free-up the DSPs for applications. So we've heard from many of our sultan [ph] vendors that they want to be able to solve a number of issues that are starting to occur in the video codec phase and essentially their over time. It's over the next 2 to 4 years and I'll explain why the deal makes sense at this time just because of the timing of development.

But over the next 2 to 4 years the chip vendors want to move the video codec capabilities into hardware, free-up the application, the DSPs, for applications and the reason their moving into hardware is to solve a number of issues. They need higher performance, lower power, lower cost and that's what this technology allows us to do. So our goal is to take our VP6 and VP7 technologies, which are being embraced worldwide, deeper into the [indiscernible]. And to kind of give you what this really means from a company perspective, it actually gives us the ability to go after our broader and greater adjustable market. I can give you some specific examples to actually put that into clarity.

If you look at what Motorola does, Motorola has a set of phones, if you look at their key series phones, their typically ESP [ph] based. If you look at their Razor phone, it has video capabilities but it has an embedded chip operating so the video actually natively available within the chip, video coding technology that is. Similarly in the Nokia series, Nokia series and 90 and 60 are programmable NEN40 [ph] has an inherent capability that comes from an inventive device. So when I look at the market, if you look at 2006, there were a billion units that were shipped in terms of mobile handsets. Ten percent (10%) of those were smart phones, 30% plus were video enabled phones, specifically with our technologies and the work that we've been doing to date, for IDSP initiatives, we would have been able to address 10%. Now with the handset [ph] position, we can actually address the additional 30%, so we've actually...

Company Representative

Going on right now? Or...

Bill Joll, President and Chief Executive Officer

Sorry. So we have the capabilities of now addressing in a broader market space, and basically, if you look at it from last year's perspective, we now can address 40+% of the mobile space. Now, from a timing perspective, the way I look at it is, this acquisition will close somewhere around -- somewhere before August. We expect to have VP6 capabilities and put through and developed in narteol [ph] by the end of this year, which means that our major semiconductor vendor would be able to pick up this code and implement it into their device some time late 2008, which means the handset manufacturer would be able to deploy a product in 2009. So from a timing perspective, we had to look at this acquisition earlier. And if we had considered doing this acquisition -- doing this development ourselves, it would have been a significant amount of expense, and at the same time, we would not have had the proven track record of being able to deliver this. Because when you look at the, a Mobileheads [ph] a manufacturer, or any chip manufacturer, for example, when they are developing chips, they're investing 1 to $2 million up front to actually develop a particular chip, so they are expecting to recoup that over a pretty significant volume, and they do not want to be able to -- do not want to find themselves in the situation of working with an unproven vendor. So when you look at Hantro, Hantro has been in business 13 years doing this capability, they have their technology embedded in well over 200 million handsets, so it was natural to pick up a

company that has a relationship and gives us the ability to take our VP6 and VP7 technologies to a broader base, because it's being driven by the consumer – the consumer demand for our user-generated content across the full spectrum. Now fortunately, in picking up Hantro, we also end up picking up our revenue stream in an existing customer base, and we will continue to grow that piece of the business also, because it complements exactly what we have and what we are doing. So that's Hantro, and I'll certainly answer more questions. One of the other questions that will probably come up is, what are there financials and so forth. I can say that Hantro's, revenue in 2006 was greater than ours in 2006. We expect the 2007 revenues, as we said in the press release, to be somewhere between 6 million to 9 million euros, but I'm not really going to go into the details of their revenues, because though we have Hantro's audited financials, they are prepared in accordance with Finnish GAAP, and we are waiting for the accountants to reconcile those results to US GAAP and audit those reconciled results. So we will be filing those in a proxy in the upcoming weeks and we have all of those details so I don't want to state anything because there may be slight variations and differences with a couple of the accounting standards but stay tuned in terms of financial numbers that will come up. And as I've said, in 2008 we expected deals to be neutral to accretive and if you look at 2007, depending on where their revenue comes in, we expect, best case, that the deal to be neutral but they're also in a position to be cash flow positive. One other thing that I should address is the business model. Let's talk there the business model versus our business model. Typically Hantra being a private company live has been [ph] licensing their technology into what, has been licensing [ph] them as one time licensees and they've also been licensing them as an up front licensee and a per unit royalty. I know in 2007 all of the deals that they're doing are obtained [ph] a significant percentage of the deals that they're doing are of the form of the up front licensee and their per unit royalty.

So in the past their revenue has been a little lumpy because to them one of deals [ph] to physically meet their quarterly numbers because they were running short on working capital. But the situation now is not bound by the working capital because they're part of On2 so we plan on sticking to our business model has transformed since last year which is aligning identities to our business model, not of a up front licensee and a per unit royalty and when we look at Hantro, it gives us the ability to go after like I said the mobile devices but more importantly it goes after everywhere that they invented chip that would require video capabilities. It could be in cameras, it could be another consumer devices and furthermore we have the rest of the standards available so when we talk to our chip centers or partners, they're certainly looking for a one stop solution provider to be able to provide all the of the protocols so again it's a very complimentary fit to what we're doing.

Things like [ph] just at least the background for questions and at this point I also have Eric Ameres, our CTO and some of the [indiscernible] available if there's other questions but I am going to open it up for questions at this time.

QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen at this time we'll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Richard Fetyko from Merriman Curhan Ford & Corporation.

<Q – **Richard Fetyko**>: Thanks. Hey guys.

<A – **Bill Joll**>: Hey. How are you doing Richard?

<Q>: Great. I got some of the acquisition announcement. In any case you talked about the addressful market in the mobile vertical and how this acquisition expands that from perhaps addressing 10% of '06. Has the shipment to 40% but won't you think that in '08 '09, the majority of the phones that will be shipped will require video capability and support. Therefore, essentially this could really, looking forward, 40% could really lift your addressable market in the vertical to a much higher percentage, just considering the percentage of phones that will ship in '08 '09?

<A – **Bill Joll**>: Yes, I was just looking at the static timetable when I was looking at 2006. Definitely there's growth occurring interest he handset volumes in 08 '09, but I also want to be clear that we're very aggressively working with most of the device manufacturers on the DSP side. So from a timing perspective, the video phones that come out next year we expect to have VP6 codec in there from our DSP offerings, whether it's using a TI OMAP platform or a DaVinci Platform, or a PCO [ph] platform. We're active in getting our codecs ported on to those platforms and having that embedded into the handsets. When we look at Hantro, it starts delivering the capability in '09 for the next tier of handsets that actually will require VP6 capability. Is that clear, Richard?

<Q – **Richard Fetyko**>: Yes, that's helpful. And if you could give us an idea of what sort of codecs has Hantro been working with in the past? I imagine a lot of HF5654 [ph] implementation. And - how valuable is that expertise to you?

<A – **Bill Joll**>: They've been working with all the codecs. They have VC1 H.264, MPEG4, H.263 and so forth. The value really comes in is when you're talking to the chip vendors. They certainly have to support all the codecs and all the video technologies on their phones, because the world is full of different standards and applications. But when they want '02 buy these technologies, they're working for one person, one company to get this for them, because they want a trusted partner, and they don't want different processes and different code types mixed in. So they are certainly looking for a single place to buy all of this. So in this situation, by putting VP6 VP7, which is actually driving the industry, it gives us the ability to be the one-stop shop.

<Q – **Richard Fetyko**>: Right, that was sort of my next question is does the fact that you'll bring the VP6 VP7 codec expertise to Hantro differentiate that offering as well for Hantro, meaning that maybe this is one of the few shops if not the only shop that has all the codec expertise and implementation?

<A – **Bill Joll**>: It puts us in a very unique situation because we will be the only supplier of all the codec technologies. Now we may choose to partner with other people that also do RTL codes, but we would treat them as a distributor. So it would be set up as a distributor type of relationship, so we would still benefit from our business model, which is licensing fee and pre-royalties. And the reason we would choose to work with somebody else is they may have a stronger relationship or they may be a preferred supplier for a particular handset manufacturer or consumer device. So in that situation, we're happy to partner with them so they continue to maintain that relationship, but we would still leverage our technology and licensing rights.

<Q – **Richard Fetyko**>: Thanks. And then lastly, if I may, how many of these Hantro's are out there that are really that familiar with this marketplace? Give us some sense of the landscape competitor landscape for Hantro. Thanks.

<A – **Bill Joll**>: There's actually only one or two other companies that are out there, and many companies have some of this capability in house. For example, Alkara [ph] in Korea this week, I talked to one company that partners with a major [indiscernible] manufacturer and you can imagine which one that is. They actually have the capability in-house to do RGL code [ph]. When I highlighted what we have, in this situation they were just like our RGL code [ph] and tie it into their RGL code [ph] for the other capabilities that Dick [ph] went into, the devices. They would still look for an optimized version of the Codec from on to up [ph] the way we see it and that's what they told us actually.

<Q – **Richard Fetyko**>: Thank you very much.

<A – **Bill Joll**>: All right Richard.

Operator: Our next question comes from the line of Richard Luger [ph] a private investor.

<Q>: Hi. Mr. Joll, I thought your presentation was outstanding by the way.

<A – **Bill Joll**>: Thank you.

<Q>: And I liked Richards question because correct me if I'm wrong, but this means that whoever wins or loses or comes in second or third, in the Codec war on to via these purchases is in good shape. Am I feeling that correctly?

<A – **Bill Joll**>: I'm still looking for clarity in your question in terms of can you be a little bit more specific?

<Q>: Okay

<A – **Bill Joll**>: Who comes in first or second or third our fourth?

<Q>: Well they're talking about MPEG and all the standards and everything else. And Hantro is in a situation where they have clients with the, to which they give the other offerings or provide the other offerings. So I'm not sure how On2 could possibly lose and it seems to be brilliant to me. Perhaps, can you expand on that?

<A – **Bill Joll**>: Yes, I mean, I don't see how we can lose because as I said the device manufacturers these is a big loss [ph]. The TIs and Freescales and so forth. But there's 50 of them, at least 50 of them. If I go through the Hantro list of who's who is the device manufacturers around the world, that's over 50-device manufacturer there in dialog with or have sold product to in the past few years. All of these device manufacturers are looking for a single supplier of all Codec technologies.

<Q>: Yes that's...

<A – **Bill Joll**>: Yes and so we're ideally suited for that. The advantage that we have is, we have our flagship products, VP6, VP7 which is driving the industry in terms of user generated content and being able to see that on the different screens. So there's a pull on that technology and by us having all of the technologies in house it gives us a [indiscernible] so to speak to be working with these device manufacturers.

<Q>: Okay the other question I had is if I was following sense from the previous conference call the revenues of approximately of 2.8 million per quarter were somewhere around break even operationally. I think.

<A – Bill Joll>: Yes that's correct.

<Q>: Is there any thought as to what might be that situation now if this deal closes as anticipated.

<A – Bill Joll>: Well as I said, we'll go through the audited financials and you'll see all of that detail and be able to distribute that out in a few weeks. If you look at Hantro in the stand-alone basis we expect them to be at close to break even so, or exceeding break-even depending on the range of the numbers that they come in, in 2007. So you can look at us operating either close to break even or greater than break even, going forward. But as I said, please wait for the proxy.

<Q>: yes okay. My final question is Shelf Registration. Apparently, I guess was done because this purchase was going to be taking place? Is that?

<A>: The Shelf was done in anticipation of -- just our strategy. We want to be prepared for acquisitions and they came along that we were -- that the shelf and the acquisitions tied together because of the $20 million requirement at closing. But, we had -- we were kind of operating in parallel mode, which is saying we had -- we do have an acquisition strategy and we want to be ready for that, or we want to be looking at future investments to accelerate some of our developments.

<Q>: Okay, and it seems a very good day for On2. The last question I have, is there any further information on the warrant resolution?

<A>: I mean, basically, we've pretty well resolved the issues around the warrants, so, as I said on the last call, we were working it, and we're going through the legal documents in many cases.

<Q>: Okay, very good. Thank you very much, I appreciate it.

<A>: All right thanks.

Operator: Our next question comes from the line of Rocco Prior [ph], private investor.

<A – Bill Joll>: Hello, Rocco?

<Q>: Hi, it's actually Russell, but I like Rocco better.

<A – Bill Joll>: I'm sorry, I apologize.

<Q>: No worry. Both of my questions were answered, but I did want to ask a little bit about what I couldn't read on the web site. Is there -- are there other applications of the embedded chip that -- and where they are going besides mobility? Is the road map going into other hand held consoles or set-top boxes or things that we just haven't talked about yet?

<A – Bill Joll>: I mean, if you look at -- basically, we have to look at the consumer devices, the consumer devices are becoming Internet connected. You are seeing PNT [ph] devices, you are seeing WiFi devices, you are seeing cameras. So anywhere there is a consumer device that have a requirement for video, we have an opportunity to play in there, primarily because they are looking for lower cost, lower power and higher performance. Just to give you an idea, in terms of higher performance, you think of a digital camera. It's very small and it has an embedded chip in there, but these digital cameras are now looking at recording high definition. So when you are recording

high definition that could only be done with an embedded chip. And you would say, well, why would you want to record high definition on a little camera? The reason is, people want to look at high definition video onto their big screens. The big flat panels that they have, they are all high definition enabled, so that when they record video, they want to be able to play back on high definition screens. The other thing that's happening and that is driving this is a need to put the technology within an embedded offering is the length of the videos. People are trying to watch longer videos. If you want to watch a two-hour movie on a portable device, power consumption can go through the roof. So they are looking for the ability to have a hardware implementation off the video code to gain performance and power reasons.

<Q>: Excellent, thank you.

Operator: Our next question comes from the line of Bruce Delto [ph], a private investor.

<A – Bill Joll>: Hi Bruce.

<Q>: Hello Bill. Hi. Sounds like a pretty steady deal. Just a couple of quick questions. The current Hantro employees, is everybody staying in tact with what they have, the sales force and engineering staff and...

<A – Bill Joll>: For the most part, yes, we plan on keeping all of the employees. We'll obviously go through an integration exercise and review what makes business sense, but at this point in time we anticipate keeping all of the employees and they are equally excited about joining On2 and where this is going. So they have a very similar culture to On2 in terms of location, people, work ethic and the time that we've spent with them has been actually very pleasurable because there's always a concern is are you going to end up into a culture clash between one company and a European company and in this situation it's like we've always worked together and it's been very pleasant and we're going through the defining of the organization and what it will look like. So I anticipate this to be a very good cohesive organization going forward.

<Q>: So do they have around 80, is it something like that?

<A – Bill Joll>: That's right.

<Q>: Is it around that number, about 80?

<A – Bill Joll>: That's right.

<Q>: So their sales staff in the interim as the engineering team is working on deploying the first VP7 and VP6 pieces, would not deploy until you say until like early 2009. Would the existing Hantro sales staff be selling their existing product line?

<A – Bill Joll>: Well, I want to be clear. In terms of delivery, you know, when I say 2009 that's when a handset manufacturers deliver...

<Q>: Right that's with deployment...

<A – Bill Joll>: But the sales people are active and will be active now because the timing is to get the device manufacturers aware of the availability of VP6 by the end of this year. I know I personally am talking to a number of device manufacturers. As a matter of fact, just this morning I had an e-mail from a device manufacturer that I met last week. Once they had seen that the deal was announced, they came back immediately because this is very exciting. We need another meeting and because we were not able to disclose any of this information prior to this week. So your question is their sales people, their sales people are going to be busy positioning VP6 this

year because we want to get this into as many device manufacturers road maps as soon as possible so we can be coming out of 2009 with a lot of devices enabled with VP6 in there.

<A – Bill Joll>: They'll also certainly be continuing to pursue the near term opportunities for the current technology that they have as well and also actually supplement our sales force potentially also. So it's a win-win situation there.

<Q>: Yes and then also with the activity happening with two mobile VP7 and Flash Lite 3.0 coming out, these are independent devices than this Hantro opportunity, correct?

<A – Bill Joll>: I mean if you look at a VP7 or a Flash Lite 3 it just augments that. So Flash Lite 3 in certain situations will need accelerated video codec and they'll be able to crawl down to the hardware layer and be able to call on an optimized version of VP6 and we're certainly pursuing VP7. So we'll enable devices with VP7 for the VP7 applications that we're pursuing.

<Q>: I guess, Mike, my thought about the two mobile over-the-year download solution that this is, that's something that would be a separate product, I mean that's not really related...

<A – Bill Joll>: That's correct because it's time to market, right, so if we want to be able to get into the market with over the air download solution. We want to be doing that now for the handsets that are capable of doing that and then in the future it just gives us a broader base.

<Q>: Okay. Hey, my thanks to everybody at On2 that pulled this deal together. Things are getting more exciting all the time, and you were pretty serious when you said I came here to grow this company and it looks like we're growing quite fast. But thanks for the good work and we'll talk to you next time.

<A – Bill Joll>: All right, thanks.

Operator: Our next question comes from the line of John Rome [ph], a private investor.

<Q>: Hi, good afternoon, Bill.

<A – Bill Joll>: Hi John.

<Q>: I wasn't expecting to talk to you so soon again, I guess. After many years of following On2, it's going to be a little bit of a head twist to start thinking about you guys working with H.264 and Microsoft VC-1, all that sort of stuff after years of them sort of being the Evil Empire. I wondered what you might had as terms of thoughts about, whenever in the past you talked about new products or acquisition of partnerships, you talked about the, being able to pay attention to perception of conflict, where if somebody needs to serve all players equally. If you then sort of own one of the Codecs, does that impact at all the perception of serving all Codecs in the marketplace?

<A – Bill Joll>: I look at it, I don't see any conflict, frankly, the reason being is, if I looked at the market segments and who serves which market segments, if you look at user-generated content, that's predominantly flash. So that's VP6 through and through, so that's what driving these video phenomena. So I don't see any conflict there in the terms of where we're taking VP6 and the ability to get that onto other devices. Now, clearly Microsoft has their own strategy of where they want to go and we're happy to provide them devices that are VC1-enabled. H.264 plays in a different segment and we're happy to provide those companies with H.264, but there is a convergence going on. So when we looked at IPTB sent up boxes that may be putting H.264 deals that want to playback Flash content, so those device manufacturers are going to be coming to us and saying, hey we need VP6 on top of the H.264 Codec because we need to also playback user-generated content. Similarly, there is no reason why a Microsoft-enabled device doesn't want to playback

user-generated content and they'll also require VP6, VP7. So I think it's a perfect fit for us, actually so I don't think I'm, gone to the Dark Side, as you would put it.

<Q>: Okay, good. Turning to the financials, I was a little confused because in the initial PR it talked about the combined company that Hantra would -- shareholders would own about 19% at a maximum. But in the 8-K that was filed today, the number was -- the high number was about 28% including all of the I guess...

<A – Bill Joll>: I know exactly where you are coming from. If you look at it, the number in the AK represents the numbers on the existing the current shares outstanding. So if you look at it from a pre-acquisition prospective versus post acquisition prospective.

<Q>: Okay which is roughly what 104 million share valve that sort of I think is approximately now?

<A – Bill Joll>: Yes, something like that.

<Q>: Okay. So the 19% would be a post share co-factor in share count and the 20% would be pre count.

<A – Bill Joll>: That's right.

<Q>: And that's including both the shares would be issued at the closing as well as the 12.5 million additional shares...

<A – Bill Joll>: Yes that is where the range comes from in the event that the contingent consideration is paid.

Operator: Our next question comes from line of Al Bowsone [ph], a private investor.

<Q>: Hi Bill. I had a question about government contracts. I've never heard anything about ONT on government contracts. Since this acquisition are we going to be looking in the area of service or just general government contracts and aren't the other areas such as airlines and so on involved? Where do we stand with things like that?

<A – Bill Joll>: In terms of government contracts we certainly have the impression [ph] on going with specific project. I'm not at liberty to comment on where they'll land but we certainly -- we're not trying to go after it, any particular market segment that requires video so the answer to your question is no. If we haven't announced it it's either that we have not closed the deal buts it's not a situation where we're not going after our particular market segment.

<Q>: So you're wide open as far as what you're going after?

<A – Bill Joll>: Absolutely. We're wide open but in many cases we're also going to be focused with the sales force that we have on the shorter-term opportunities versus the longer-term and now with the hydro [ph] sales force we will actually have a greater sales force. They actually downed [ph] some of those activities up.

<Q>: Wonderful, thank you for answering.

Operator: Our next question comes from the line of Richard Fetyko from Merriman Curhan Ford & Corporation.

<A – Bill Joll>: Oh back again Richard?

<Q – **Richard Fetyko**>: Yes, Bill I just had to put a follow-up on Hantro. There's any particular OEMs or carriers that Hantro had a very strong relationship with and are they strong in any particular geographic area?

<A – **Bill Joll**>: Well I'll only go with what's already being fitted in the press release which is they have strong relationship with Nokia and you can imagine why, their from Finland, their right in the backyard of Nokia and they've certainly announced a strong relationships with Delect, Freescale, Sanyo and the like. As I also said they're in dialog with about 50/55 manufacturers around the world so it's a who's who. Sanyo in the 5 of the 6 major heads of manufacturers so you have very strong relationships on the heads of the manufacturing side and from a device number there over well over 200 million handsets out there that are Hantro enabled, one way, shape, form or another.

<Q – **Richard Fetyko**>: Got you; thanks.

Operator: Ladies and gentlemen, seeing that there are no further questions, I'd like to turn the conference back over to management for any concluding remarks.

Bill Joll, President and Chief Executive Officer

I wanted to thank everyone for the support of On2 and its' strategy and direction and I'll look forward to talking with you at the next call. Thanks everyone.

Operator: Ladies and gentlemen, this concludes today's teleconference. Thank you for your participation. You may disconnect your lines at this time.